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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Kemper Investors Life Insurance Company and
Contract Owners of KILICO Individual and Group Variable and Market Value Adjusted Deferred Annuity Contracts:


We hereby consent to the use in this Post-Effective Amendment No. 3 (File No. 333-32632) of the registration statement on Form S-3 (the "Registratiion Statement") of our report dated March 22, 2002, relating to the consolidated financial statements of Kemper Investors Life Insurance Company, and of our report dated February 22, 2002, relating to the financial statements of Kemper Investors Life Insurance Company's KILICO Variable Annuity Separate Account, which are incorporated by reference of such reports into the Prospectus which constitutes part of this Registration statement which is incorporated herein by reference.

PricewaterhouseCoopers LLP


Chicago, Illinois
April 25, 2002